Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Calavo Growers, Inc. Lee E. Cole Chairman, President and CEO (805) 525-1245
CALAVO GROWERS ANNOUNCES FOURTH QUARTER AND
RECORD FISCAL 2009 OPERATING RESULTS
Highlights Include:
•	Fiscal 2009 net income rises 76 percent to $13.6 million from $7.7 million one year ago

•	Full-year diluted per share results of 94 cents are 77 percent above 53 cents in fiscal 2008

•	Gross margin for fiscal 2009 climbs 34 percent to $44.5 million from $33.2 million in the previous year

•	Fiscal 2009 operating income advances approximately 77 percent to $21.7 million from $12.3 million one-year earlier
SANTA PAULA, Calif. (Jan. 4, 2010)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), the global leader in avocado marketing and an expanding provider of other perishable produce items, today reported a solidly profitable fourth quarter to culminate a fiscal 2009 during which net income and per-share results climbed more than 75 percent over prior-year results to register new all-time highs.
     For the three months ended October 31, 2009, Calavo recorded its second most profitable fourth quarter ever, posting net income of $2.3 million, equal to $0.16 per diluted share, on revenues of $80.9 million. This compares with net income of $4.0 million, equal to $0.28 per diluted share, on $93.6 million in revenues during the same quarter last year, which remains the fourth-quarter record. Total gross margin declined to $9.2 million from $12.2 million in last year’s final period, reflecting principally the effect of lower revenues from a sharply smaller cyclical California avocado crop.
     Net income for the fiscal year ended October 31, 2009 totaled a record $13.6 million, or $0.94 per diluted share, eclipsing $7.7 million, equal to $0.53 per diluted share, in the preceding 12 months, which was the previous historic high. Revenues approximated $344.8 million in the most recent year versus $361.5 million in fiscal 2008.
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Calavo Growers Announces Fourth Quarter, Fiscal 2009 Results/2-2-2
     Despite lower net sales, gross margin for the year rose 34 percent to a record $44.5 million, equal to 12.9 percent of revenues, from $33.2 million, or 9.2 percent of revenues, in fiscal 2008. Gross margin improvements reflect principally the continued, favorable impact of lower avocado costs which benefited both Fresh and Processed products reporting segments. Fiscal 2009 operating income advanced 77 percent to $21.7 million from $12.3 million in the preceding year.
     Chairman, President and Chief Executive Officer Lee E. Cole stated: “Calavo’s solidly profitable final quarter is the capstone of an unprecedented fiscal year. Calavo performed exceptionally well in fiscal 2009 against an extremely challenging environment. As evidenced by our record gross margin, net income and earnings per share, the company proved extremely adept at navigating these market factors and executing our business agenda.
     “Central to this plan is our global avocado sourcing which allowed us during fiscal 2009 to seamlessly—and strategically—capitalize upon a larger supply of fruit for fresh and processed operations from Mexico that mitigated a California harvest that saw Calavo pack about 45 percent fewer pounds than the prior year due to crop cycles,” the Calavo CEO said.
     Cole continued: “Overall, though, we registered strong Fresh Products reporting segment total unit sales last year, with volumes rising or remaining consistent from the preceding year in nearly all commodity categories. Net sales were restrained by the far-reaching effect of market conditions that adversely impacted pricing in many parts of the produce industry. Nonetheless, Calavo demonstrated its ability to remain focused on unit profitability and the bottom line to deliver these truly outstanding operating results.”
     In the most recent quarter, Fresh Product reporting segment sales totaled $69.3 million versus $80.8 million in the fourth period of fiscal 2008. Segment sales were impacted principally by lower unit prices. Total unit volume was essentially flat when measured against the final quarter last year due to a 60 percent quarterly drop in unit count year-to-year of California avocados that was offset by higher fourth quarter sales
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Calavo Growers Announces Fourth Quarter, Fiscal 2009 Results/3-3-3
of Chilean avocados and a slight increase in fruit sourced from Mexico over the same period last year. Gross margin as a percentage of fresh product sales equaled 7.0 percent in the fiscal 2009 fourth quarter, which compares with 9.9 percent in the corresponding period last year.
     Net sales in the Processed Products reporting segment equaled $11.6 million in the fourth quarter, declining from $12.8 million in the fiscal 2008 final period. Lower segment sales are primarily attributable to a decrease in orders for frozen avocados principally from customers in the food-service sector, where Calavo believes volumes continue to be impacted by lingering economic conditions. High-pressure guacamole volume remained consistent and continues to account for a larger percentage of total reporting segment sales. Gross margin in the segment climbed approximately 500 basis points in the final quarter to 37.6 percent from 32.6 percent in the fourth period last year, owing to disciplined cost management and ongoing operating efficiency achievements.
     Looking beyond operations, Cole said, “Our exceptional financial results in fiscal 2009 enabled Calavo to nearly halve its long term debt from $25.4 million to $13.9 million, while re-affirming our commitment to shareholder returns by increasing the annual cash dividend by 43 percent. The company’s financial condition has never been stronger and affords us considerable opportunities to fund growth—both internally and externally.”
The Outlook Moving Forward
     With respect to fiscal 2010, Cole stated that he believes the company will be a prime beneficiary of an all-source available U.S. avocado supply “that by Calavo’s estimates should expand to 1.5 billion pounds in the current year. Our business plan is predicated on a unit-driven model and a growing supply of fresh avocados will likely fuel more volume through our fixed-cost infrastructure. Such opportunities will enable Calavo to achieve even better economies of scale, while capitalizing on investments we
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Calavo Growers Announces Fourth Quarter, Fiscal 2009 Results/4-4-4
have made in distribution, ripening and other value-added initiatives that can spur sales and profit.”
     The Calavo CEO continued: “The expanding avocado market is a sign of the times—it reflects new sources of fruit and additional plantings, which Calavo will continue to tap, as we seek a larger share of the industry. With the financial, operating and management resources that go with being the unrivaled market leader, we are well positioned for growth.
     “Simultaneously, we will use this market leadership as the engine to drive sales of our other fresh commodity produce items, which continue to perform well and round out our array of product offerings. We are encouraged by unit volumes posted in fiscal 2009 and believe there is substantial room to expand sales among all of these category items and further extend Calavo brand equity.
     “Moreover, we will continue to invest in our best-in-class processed products, most notably our high-pressure guacamole, which continues to make in-roads among retail customers. This outstanding and delicious item will serve as a cornerstone for additional new product offerings that we expect to introduce during fiscal 2010 to complement our leadership in guacamole.”
     Cole concluded, “On the strength of Calavo’s performance in fiscal 2009, as well as all avocado market indicators, we are confident and optimistic about prospects for the current year. The company is in an enviable position and primed for growth.”
About Calavo Growers, Inc.
     Calavo Growers, Inc. is the worldwide leader in the procurement and marketing of fresh avocados and other perishable foods as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable products enables it to serve food distributors, produce wholesalers, supermarkets and restaurants on a global basis.
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Calavo Growers Announces Fourth Quarter, Fiscal 2009 Results/5-5-5
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2008. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)

	October 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$875	$1,509
Accounts receivable, net of allowances of $2,353 (2009) and $2,213 (2008)	22,314	27,717
Inventories, net	11,731	14,889
Prepaid expenses and other current assets	7,191	4,993
Advances to suppliers	2,329	3,089
Income taxes receivable	2,832	992
Deferred income taxes	2,728	1,826

Total current assets	50,000	55,015
Property, plant, and equipment, net	38,473	37,709
Investment in Limoneira Company	24,200	29,904
Investment in unconsolidated entities	1,382	682
Goodwill	3,591	3,591
Other assets	6,076	7,785

	$123,722	$134,686

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$396	$2,392
Trade accounts payable	2,223	4,567
Accrued expenses	20,538	16,104
Short-term borrowings	5,520	10,130
Dividend payable	7,252	5,047
Current portion of long-term obligations	1,366	1,362

Total current liabilities	37,295	39,602
Long-term liabilities:
Long-term obligations, less current portion	13,908	25,351
Deferred income taxes	3,032	4,216

Total long-term liabilities	16,940	29,567
Total shareholders’ equity	69,487	65,517

	$123,722	$134,686

CALAVO GROWERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(All amounts in thousands, except per share amounts)

	Three months ended		Year Ended
	October 31,		October 31,
	2009	2008	2009	2008
Net sales	$80,942	$93,553	$344,765	$361,474
Cost of sales	71,713	81,387	300,232	328,293

Gross margin	9,229	12,166	44,533	33,181
Selling, general and administrative	6,134	6,162	22,791	20,914

Operating income	3,095	6,004	21,742	12,267
Interest expense	(223)	(425)	(1,108)	(1,485)
Other income, net	387	603	1,254	1,510

Income before provision for income taxes	3,259	6,182	21,888	12,292
Provision for income taxes	955	2,190	8,277	4,567

Net income	$2,304	$3,992	$13,611	$7,725

Net income per share:
Basic	$0.16	$0.28	$0.94	$0.54

Diluted	$0.16	$0.28	$0.94	$0.53

Number of shares used in per share computation:
Basic	14,505	14,408	14,451	14,398

Diluted	14,582	14,443	14,503	14,481

CALAVO GROWERS, INC.
NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT
(All amounts in thousands)

	Fresh	Processed
	products	products	Total

Quarters ended October 31, 2009
Net sales	$69,309	$11,633	$80,942
Cost of sales	64,454	7,259	71,713

Gross margin	$4,855	$4,374	$9,229

Quarters ended October 31, 2008
Net sales	$80,756	$12,797	$93,553
Cost of sales	72,766	8,621	81,387

Gross margin	$7,990	$4,176	$12,166

For quarters ended October 31, 2009 and 2008, inter-segment sales and cost of sales of $5.1 million, and $6.0 million, were eliminated.

	Fresh	Processed
	products	products	Total

Year ended October 31, 2009
Net sales	$300,235	$44,530	$344,765
Cost of sales	271,159	29,073	300,232

Gross margin	$29,076	$15,457	$44,533

Year ended October 31, 2008
Net sales	$315,667	$45,807	$361,474
Cost of sales	293,444	34,849	328,293

Gross margin	$22,223	$10,958	$33,181

For fiscal years 2009 and 2008, inter-segment sales and cost of sales of $21.9 million, and $23.5 million, were eliminated.